Exhibit 99.1

ADVO Revises Fiscal 2005 Expectations

WINDSOR, Conn. – October 11, 2005 – ADVO, Inc. (NYSE: AD) today stated that diluted E.P.S. for its full fiscal year ended September 24, 2005 is now expected to be in the range of $1.25-1.29 on an “as reported” GAAP basis, and $1.32-1.36 excluding the realignment charge of $0.07 incurred in its third fiscal quarter. Previous E.P.S. guidance was in the range of $1.46-1.48 excluding the realignment charge. Revenue for the full fiscal year 2005 is expected to be up approximately 11% over the prior year period. This is within the range of previous revenue guidance. For the fourth fiscal quarter ended September 24, 2005, the Company expects revenue growth of approximately 7%, and diluted E.P.S. of approximately $0.24-0.28.

The Company’s revised expectations are due to lower-than-expected profits in its fourth fiscal quarter resulting from product mix shifts towards lower margin products and lighter weight preprint circulars, increased bad debt expense, and to a lesser extent losses related to hurricanes Katrina and Rita.

The Company noted that it expects its full-year Southern California results to finish in line with previous expectations. Excluding the expected operating investment of $25-30 million in Southern California, the Company’s operating income for fiscal 2005 is expected to be above prior year by approximately $18 million, driven by volume growth in its core advertising programs.

The Company also said that it has modified its guidance policy and will no longer be providing forward-looking revenue and earnings guidance.

The Company will discuss its final results for the fourth quarter during its regularly scheduled analyst conference call on October 25, 2005 at 5:15-6:00 p.m. ET. The Company’s final fourth quarter earnings release will be disseminated at approximately 4:30 p.m. ET the same day.

This report contains certain forward looking statements regarding the Company’s results of operations and financial position within the meaning of Sections 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements are based on current information and expectations and are subject to risks and uncertainties which could cause the Company’s actual results to differ materially from those in the forward looking statements. The Company’s business is promotional in nature, and ADVO serves its clients on a “just in time” basis. As a result, fluctuations in the amount, timing, pages, weight, and kinds of advertising pieces can vary significantly from period to period, depending on its customers’ promotional needs, inventories, and other factors. In any particular period these transactional fluctuations are difficult to predict, and can materially affect the Company’s revenue and profit results. The Company’s business contains additional risks and uncertainties which include, but are not limited to: general changes in customer demand and pricing; the possibility of consolidation in the retail sector; the impact of economic or political conditions on advertising spending and the Company’s distribution system; postal and paper prices; possible governmental regulation or legislation affecting aspects of the Company’s business; the efficiencies achieved with technology upgrades; fluctuations in interest rates; and other general economic factors.

ADVO is the nation’s leading direct mail media company, with annual revenues of more than $1.2 billion. Serving 17,000 leading national, regional and local retailers, the company reaches 113 million mailboxes, or 90 percent of the nation’s households, with its ShopWise® shared mail advertising. At the same time, the company’s industry-leading targeting technology, coupled with its unparalleled logistics capabilities, enable retailers seeking superior ROI to target, version and deliver their print advertising directly to consumers most likely to respond.

Demonstrating ADVO’s effectiveness as a print medium, the company’s “Have You Seen Me? ®” missing child card, distributed with each ShopWise® package, is the most recognized mail in America. This signature public service program has been responsible for safely recovering 137 children. The program was created in partnership with the National Center for Missing & Exploited Children and the U.S. Postal Service in 1985.

ADVO employs 3,700 people at its 23 mail processing facilities, regional sales offices and headquarters in Windsor, CT. The company can be visited online at www.advo.com.

CONTACT:

Chris Hutter

Vice President, Financial Planning & Analysis,

Investor Relations, and Treasurer

ADVO, Inc.

(860) 285-6424